A. O. SMITH CORPORATION
                        SUPPLEMENTAL Profit Sharing PLAn

                            EFFECTIVE JANUARY 1, 2001

Section 1.  Purpose

          The purpose of the A. O Smith Corporation Supplemental Profit Sharing Plan ("the Plan") is to provide a profit sharing plan supplement for certain key employees of the Company and its Affiliates who are subject to any reduction in Company Matching Contributions from the A. O. Smith Profit Sharing Retirement Plan due to the restrictions of Section 401(a)(17), on covered compensation or due to the maximum limitation on contributions under Sections 401(k), and 401(m), or 402(g) of the Internal Revenue Code

          This Plan is a continuation of the profit sharing supplement part ("Reserve Account I") of the A. O. Smith Corporation Supplemental Benefit Plan, dated December 14, 1993. The A. O. Smith Corporation Supplemental Benefit Plan has been amended and restated effective January 1, 2001 and renamed the A. O. Smith Corporation Executive Supplemental Pension Plan.

Section 2.  Definitions

          (a) "Affiliate" a domestic subsidiary or affiliated company of A. O. Smith Corporation which has been designated as being eligible to participate in the Plan by the Committee.

          (b) "Company" means A. O. Smith Corporation

          (c) "Company Matching Contribution" shall have the same meaning as set forth in the Qualified Plan.

          (d) "Committee" means the Personnel and Compensation Committee of the Board of Directors of the Company.

          (e) "Crediting Election" means the investment fund(s) selected by the Employee to be used as the basis for calculation of the rate of return equivalent for the Employee's Profit Sharing Account. An Employee's Crediting Election may be changed on a daily basis.

          (f) "Eligible Tax Deferred Employee Contribution" shall have the same meaning as set forth in the Qualified Plan

          (g) "Employee" means any employee of the Company or an Affiliate who is assigned Grade 21 or above and whose Company Matching Contribution in the A.
O. Smith Profit Sharing Retirement Plan is limited by application of the Sections 401(a)(17), 402(g), 401(k) or 401(m) of the Internal Revenue Code.
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          (h) "Plan Year" means the calendar year.

          (i) ""Profit Sharing Account" means the bookkeeping reserve account (formerly named Reserve Account I) for each Employee to identify the applicable profit sharing supplement under this Plan.

          (j) "Qualified Plan" means the A. O. Smith Profit Sharing Retirement Plan.

Section 3.  Profit Sharing Plan Supplement

          The Company shall establish a Profit Sharing Account for each Employee to identify the value of the applicable supplement from time to time. To be eligible for a credit to the Profit Sharing Account for a Plan Year, the Employee must contribute the maximum Eligible Tax-Deferred Employee Contributions allowed by law to the Qualified Plan. As of each December 31st, the amount to be credited to the Employee's Profit Sharing Account shall be equal to the difference between (a) and (b):

          (a) The Company Matching Contribution the Employee would have been entitled to from the Qualified Plan in the Plan Year assuming the Employee had made the maximum Eligible Tax-Deferred Employee Contributions for such Plan Year without the application of the restrictions in Sections 401(a)(17) on covered compensation or the limitations on contributions under Sections 401(k), 401(m) and 402(g) of the Internal Revenue Code, and

          (b) The actual Company Matching Contribution allocable to the account of the Employee for such Plan Year in the Qualified Plan.

For purposes of determining the Company Matching Contribution under (a) above, an Employee's compensation shall include the amount of any base salary which the Employee has chosen to defer for such year under any deferred compensation arrangement of the Company. The amount of the supplement determined under this
Section 3 shall be credited to the Employee's Profit Sharing Account on January 31st of each Plan Year following the Plan Year in which the supplement is earned.

Section 4.  Vesting

          An Employee shall vest in the amounts allocated to the Profit Sharing Account under the same vesting rules set forth in Article IX of the Qualified Plan.

Section 5.  Profit Sharing Account

          (a) As of the last day of each calendar month, an additional amount shall be credited or debited against the Employee's Profit Sharing Account based on the rate of return of the Employee's Crediting Election. The Committee shall select a minimum of four investment funds to be used to determine the rate of return equivalent on the Employee's Profit Sharing Account.

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          (b) Subject to an alternative election described below, payment of the vested amounts credited to the Profit Sharing Account for each Employee shall commence during the month of January immediately following the Employee's termination of employment with the Company and shall be made in fifteen (15) annual installments, subject to a minimum annual installment amount of $5,000 or such higher amount determined in the discretion of the Committee and uniformly applicable to all Employees. The first such installment shall equal the vested value of the Profit Sharing Account as of the date of distribution divided by fifteen (15). Each subsequent installment shall equal the remaining value of the Profit Sharing Account, including earnings (or losses) as of the date of such distribution divided by the number of remaining installment payments. Notwithstanding the foregoing, on or prior to December 31st of the calendar year preceding the Employee's termination of employment, the Employee may elect by written instrument delivered to the Committee that the number of annual installment periods be any whole number less than fifteen (15); in any such case, the method of determining the distributable amount each year shall be correspondingly adjusted.

          (c) In the event of an Employee's death either before or after benefits hereunder have commenced to him, any amount remaining allocated to the Profit Sharing Account shall be paid to such beneficiary or beneficiaries as the Employee shall designate by written instrument delivered to the Committee, or if no such written instrument is properly delivered or if such designated beneficiary predeceases the Employee, to the executors, administrators, or personal representatives of the Employee's estate. Any installment payments previously commenced to the Employee shall continue to such beneficiary. In the event no distributions had been made to the Employee prior to his death, installment payments shall commence thereafter to the beneficiary as provided in subsection (b) above.

          (d) The Profit Sharing Account shall be utilized solely as a device for the measurement and determination of the amount to be paid to an Employee at the times specified above for the payment of the accumulated value of supplemental profit sharing benefits under this Plan. The rights of the Employee or an Employee's beneficiary under the Plan shall be solely those of an unsecured creditor of the Company. Neither the Profit Sharing Account nor any other reserve established on the Company's books to reflect the liabilities under this Plan shall constitute or be treated as a trust fund of any kind. On the contrary, it is expressly agreed and understood that the Company shall not be required to set aside any assets with respect hereto and that any assets actually held by the Company with reference to this Plan shall be and remain the sole property of the Company, and that neither an Employee nor an Employee's beneficiaries, heirs, legal representatives or assigns shall have ownership rights of any nature with respect thereto, unless and until such time as such assets are paid over and transferred to the Employee or the Employee's beneficiaries, as herein provided.

Section 6.  Non-Alienation of Benefits

          Neither an Employee nor his designated beneficiaries shall have the power to transfer, assign, anticipate or otherwise encumber in advance any of the payments provided in this Plan; nor shall any of said payments, nor any assets or funds of the Company be subject to seizure for the payment of any of the Employee's or his beneficiaries' judgments, alimony or separate

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maintenance or be reached or transferred by operation of law in the event of the bankruptcy or insolvency of the Employee or any beneficiary.

Section 7.  Administration

          The Committee shall have all such powers that may be necessary to carry out the provisions of the Plan, including without limitation, the discretionary power and authority to delegate administrative matters to other persons, to construe and interpret the Plan, determine benefits, to adopt and revise rules, regulations and forms relating to and consistent with the Plan's terms and to make any other determination which it deems necessary or advisable for the implementation and administration of the Plan. Subject to the foregoing, all decisions and determinations by the Committee shall be final, binding and conclusive as to all parties, including without limitation any Employee and all other persons unless, arbitrary and capricious.

Section 8.  Appeals Procedures

          (a) If an Employee (or beneficiary) believes he is entitled to a benefit hereunder that was not provided, the Employee or beneficiary (hereinafter referred to as the "claimant") shall file a written claim for such benefit with the Committee. If for any reason a claim for benefits under this Plan is denied by the Committee, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Plan on which the denial is based, a description of such other data as may be pertinent to the claim review, and information on the procedures to be followed by the claimant in obtaining a review of his claim, and his right to file a civil suit pursuant to ERISA
Section 502, all written in a manner calculated to be understood by the claimant. For this purpose, the claimant's claim shall be deemed filed when presented in writing to the Committee, and the Committee's explanation shall be in writing delivered to the claimant within ninety (90) days of the date the claim is filed.

          (b) The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Committee a written request for review of the denial. For such review, the claimant or his representative may review pertinent documents and submit written issues and comments. The Committee shall decide the issue on review and furnish the claimant with a copy of its decision within sixty (60) days of receipt of the claimant's request for review of his claim. The decision on review shall be final and binding and in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

Section 9.  Limitation of Rights Against the Company

          Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any Employee any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate such

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Employee's employment at any time, evidencing any agreement or understanding, express or implied, that the such Employee will be employed in any particular position or at any particular rate of compensation and/or guaranteeing such Employee any right to receive any other form or amount of remuneration from the Company.

Section 10.  Construction

          The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin, without reference to conflict of law principles thereof. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine for all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof', "herein" and "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire document and not to any particular paragraph.

Section 11.  Amendment or Termination of the Plan

          The Committee shall have the right to amend, modify, terminate or discontinue the Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any Employee, any beneficiary thereof and all other persons. Notwithstanding the foregoing, any such Committee action to terminate or discontinue the Plan or to change the payment amounts or the time and manner of payment thereof as then provided in the Plan shall not be effective and operative with respect to amounts allocated to the Profit Sharing Account as of such date, unless and until written consent thereto is obtained from each Employee affected by such action or, if any such Employee is not then living, from the beneficiary thereof.

Section 12.  Relationship to Employment Agreements

          Except as otherwise expressly provided herein, the Plan does not affect the rights of the Employee under any employment or other compensation agreement with the Company or any Affiliate.

Section 13.  Successors and Assigns

         The terms and conditions of the Plan, as amended and in effect from time to time shall be binding upon the successors and assigns of the Company.


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